Exhibit (d)(4)

Execution Version

August 27, 2023

Healthspan Buyer, LLC

c/o Catterton Management Company L.L.C.

599 W Putnam Avenue

Greenwich, CT 06830

Re:	Equity Financing Commitment

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of L Catterton X, L.P., a Delaware limited partnership, and L Catterton X Offshore, L.P., a Cayman Islands exempted limited partnership (each, together with their successors, an “Investor” and, collectively, the “Investors”), on the terms, and subject to the conditions, set forth herein, to purchase, or cause to be purchased, directly or indirectly, equity or debt securities of Healthspan Buyer, LLC, a Delaware limited liability company (“Parent”), at or immediately prior to the Closing. It is contemplated that pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Thorne HealthTech, Inc., a Delaware corporation (the “Company”), Parent and Healthspan Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), Purchaser shall commence a tender offer to acquire any (subject to the Minimum Condition) and all shares of Company Common Stock, $0.01 par value per share, at a price per share of $10.20, in cash without interest (the “Offer”), and following the consummation of the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, the parties will, pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, effect the acquisition of the Company by Parent through the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). Capitalized terms used, but not otherwise defined, herein shall have the meaning ascribed to them in the Merger Agreement.

1. On the terms, and subject to the conditions, set forth herein, each Investor hereby, severally (and not jointly or jointly and severally), commits to purchase, or cause to be purchased, directly or indirectly, at or immediately prior to the Acceptance Time, its pro rata share (as set forth under the heading “Pro Rata Share” on Schedule 1 attached hereto) (such pro rata share, a “Pro Rata Share”) of up to $705,000,000 of equity or debt securities of Parent in the aggregate (the “Commitment”), solely for the purpose of allowing Parent to fund the Payment Obligations. On the terms, and subject to the conditions, set forth herein (including, for the avoidance of doubt, the conditions set forth in paragraph 2 below), each Investor will fund its Pro Rata Share of the Commitment or cause its Pro Rata Share of the Commitment to be funded, directly or indirectly, at or immediately prior to the Acceptance Time and Parent will substantially simultaneously therewith, issue to such Investor, directly or indirectly, of equity or debt securities of Parent. To the extent necessary, each Investor agrees it will call capital from its limited partners in such amounts and at such times as required to fulfill its obligation under the terms of this Agreement. Notwithstanding anything to the contrary in this Agreement or in any other document or agreement, (i) the cumulative liability of any Investor under this Agreement or otherwise related to the Transaction shall not exceed its Pro Rata Share of the Commitment, and, without limiting the generality of the other terms and limitations herein, no Investor shall be liable for any special, indirect, consequential, exemplary or punitive damages or losses, including lost profits and revenue, (ii) the Commitment (and each Investor’s Pro Rata Share thereof) shall be reduced, on a dollar-for-dollar basis, in the event that the conditions to the Offer are satisfied and the Acceptance Time occurs but the Closing is not consummated to account for the reduction of shares of Company Common Stock that were not acquired in the Merger, (iii) the Commitment (and each Investor’s Pro Rata Share thereof) shall be reduced, on a dollar-for-dollar basis, if the amount necessary to discharge the Payment Obligations is less than the Commitment, including after taking into account any other cash contributions, directly or indirectly, to Parent at or prior to the Closing (including, for the avoidance of doubt, any available debt or other financing sources), provided that, the Commitment shall not be reduced pursuant to this clause (iii) unless and until such alternative cash contributions have been actually funded at the Closing, and (iv) each Investor may allocate all or any portion of its share of the Commitment to one or more other Persons (including one or more affiliated investment funds, limited partners and/or co-investors), and such Investor’s obligation to fund its portion of the Commitment hereunder will be reduced on a dollar-for-dollar basis by any amounts actually funded to Parent, directly or indirectly, by any such Person(s) at or prior to the Closing.

2. Each Investor’s obligations under this Agreement, including the obligation of such Investor to fund its Pro Rata Share of the Commitment shall be conditioned upon (i) the execution and delivery of the Merger Agreement, (ii) the satisfaction, or waiver by Parent (with prior written approval of the Investors) of each of the conditions to Buyer Parties’ obligations to consummate the transactions under Annex A of the Merger Agreement as of the expiration of the Offer (other than those conditions that by their nature are to be satisfied as of the expiration of the Offer, but subject to the satisfaction or waiver by Parent (to the extent permitted thereunder and with the prior written approval of the Investors) of such conditions) and (iii) the substantially contemporaneous consummation of the Offer at the Acceptance Time (assuming funding of the Commitment) in accordance with the terms of the Merger Agreement.

3. Each Investor’s obligations under this Agreement, including the obligation of such Investor to fund its Pro Rata Share of the Commitment, will terminate automatically and immediately, and Parent and the Company will each automatically and immediately have no further rights under this Agreement, upon the earliest to occur of (a) the occurrence of the Acceptance Time, the consummation of the Offer and the Merger, and satisfaction of the Payment Obligations, (b) the valid termination of the Merger Agreement in accordance with the terms thereof, or (c) the Company or any Company Related Party (or any Person claiming by, through or on behalf or for the benefit of the Company or any Company Related Party), asserting a claim (other than any Retained Claim (as defined below) that is specifically permitted against the party(ies) with respect to which such claim is a Retained Claim) (i) against Parent, any Investor or any Investor Affiliate under or in connection with or otherwise related to the Merger Agreement, this Agreement, the Guaranty or the other Transaction Documents or the transactions contemplated hereby or thereby or (ii) that any of the provisions of this Agreement are illegal, invalid or unenforceable in whole or in part or the limitations on any Investor’s, Parent’s or any Investor Affiliate’s liabilities or obligations herein are illegal, invalid or unenforceable in whole or in part or that any Investor is liable in excess of its Pro Rata Share of the Commitment or (d) the occurrence of any event which, by the terms of the Guaranty, is an event that terminates the Investors’ obligations or liabilities under the Guaranty (such earliest date, the “Commitment Expiration Date”).

4. Paragraphs 3, 6, 14 and 15, this paragraph 4 and paragraphs 10, 11 and 16 (to the extent related to any of the foregoing) shall remain in full force and effect, notwithstanding any termination of this Agreement. The rights and obligations of Parent hereunder shall not be, in whole or in part, assignable by Parent without each Investor’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of each Investor and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment (provided that if such consent is given, then references herein to Parent shall be deemed to refer to, either individually or together with Parent, such permitted assignee, as the context so requires in light of the rights and/or obligations so assigned). Each Investor may assign all or any portion of its rights or obligations hereunder (including all or any portion of its obligation to fund its Pro Rata Share of the Commitment hereunder) to any other Person without the prior written consent of Parent or any other Person; provided that no such assignment by an Investor of any of its obligations hereunder shall relieve such Investor of any of its obligations hereunder except to the extent actually performed. Any assignment in violation of the preceding two sentences shall be null and void. This Agreement, together with the Merger Agreement, the Guaranty (in each case, to the extent referenced herein), and the other Transaction Documents, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter subject to the terms herein.

5.

(a)

Except for the provisions of this Agreement which reference Investor Affiliates (each of which shall be for the benefit and enforceable by each Investor Affiliate) and the rights of the Company, which is an intended and express third party beneficiary of this Agreement to the extent expressly set forth herein, expressly set forth in this paragraph 5(a) and paragraph 10, this Agreement shall inure to the benefit of and be binding upon Parent and each Investor, and the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with, and on the terms, and subject to the conditions, set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person, other than the parties hereto and any Investor Affiliate, any rights or remedies hereunder, including, without limitation, the right to rely upon any of the representations and warranties set forth herein. Notwithstanding the forgoing, each Investor acknowledges and agrees that if, and only if, (i) the Company is entitled to seek specific performance pursuant to, and in accordance with, Section 9.10(b) of the Merger Agreement, and (ii) the conditions set forth in paragraph 2 above are satisfied, then the Company shall have the right, as an intended and express third party beneficiary, including a right to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause (and to cause Parent to cause) each Investor to fund its Pro Rata Share of the Commitment hereunder (the “Specific Performance Rights”). The Specific Performance Rights and the other Retained Claims that are specifically permitted against the party(ies) with respect to which such claims are Retained Claims are, and shall be, the sole and exclusive direct or indirect rights and remedies (whether at law or in equity) available to the Company and the Company Related Parties (or any Person claiming by, through, or on behalf or for the benefit of the Company or any Company Related Party) against Parent, any Investor or any Investor Affiliate with respect to any claim (whether sounding in contract or tort, under statute or equity or otherwise) arising under or related to the Merger Agreement, this Agreement, the Guaranty or the other Transaction Documents or the transactions contemplated hereby or thereby, including, without limitation, any related negotiations or in connection with any breach or alleged breach by Parent of any representation, warranty, covenant, agreement or obligation under or related to the Merger Agreement (whether or not any such breach or alleged breach is caused by an Investor’s breach of its obligations under this Agreement or otherwise) or any breach or alleged breach by an Investor of any representation, warranty, covenant, agreement or obligation under or otherwise related to the Guaranty or this Agreement. Investors acknowledge and agree that (a) Parent is delivering a copy of this Agreement to the Company and that the Company is relying on the obligations and commitments of the Investors hereunder in connection with the Company’s decision to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, (b) the availability of monetary damages in the Merger Agreement and the provisions set forth in the Guaranty (i) are not intended to and do not adequately compensate for the harm that would result from a breach of the Merger Agreement or a breach of the Investor’s obligations to fund the Commitment in accordance with the terms of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect the Company’s right to specific performance, injunction, or other equitable relief, to cause Parent to cause, or to directly cause, the Investors to fund, directly or indirectly, the Commitment under this Agreement, and to cause Parent and Purchaser to consummate the transactions contemplated by the Merger Agreement, including through specific performance pursuant to Section 9.10 thereof and (c) the right of specific performance under Section 9.10 of the Merger Agreement and under this Agreement are an integral part of the transactions contemplated by the Merger Agreement and this Agreement (to the extent permitted by Section 9.10(b) of the Merger Agreement) and without those rights, the Company would not have entered into the Merger Agreement. For the avoidance of doubt, the election to pursue any injunction or specific performance under Section 9.10 of the Merger Agreement and/or this Agreement shall not restrict, impair or otherwise limit the Company from receiving monetary damages in lieu of specific performance; provided, that, without limiting the ability of the Company to seek both remedies, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance under Section 9.10(b) of the Merger Agreement (or this Agreement) to cause the Investors to fund, directly or indirectly, the Commitment under this Agreement, and to cause Parent and Purchaser to consummate the transactions contemplated by the Merger Agreement, on the one hand, and payment of monetary damages, on the other hand.

(b)

This Agreement may only be enforced by Parent at the direction of each Investor, by the Company pursuant to the Specific Performance Rights in accordance with, and on the terms, and subject to the conditions, set forth in, this Agreement or by the Company pursuant to its express third party beneficiary rights in paragraphs 5 and 10 in accordance with, and on the terms, and subject to the conditions, set forth in, this Agreement. Neither Parent’s creditors (other than the Company as a third-party beneficiary to the limited extent expressly provided herein) nor any Person claiming by, through or on behalf or for the benefit of Parent, the Company, or any Affiliate thereof shall have any right to enforce this Agreement or to cause Parent to enforce this Agreement.

(c)

Concurrently with the execution and delivery of this Agreement, the Investors are executing and delivering to the Company a limited guaranty of even date herewith (the “Guaranty”) related to certain obligations and liabilities of the Buyer Parties in connection with this Agreement that are not addressed by this Agreement.

6. Notwithstanding anything to the contrary in this Agreement or in any other document or agreement, each party hereto and the Company, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person, other than Parent and each Investor, has obligations hereunder and that, notwithstanding that any Investor may be a limited partnership, limited liability company, exempt company or similar entity, no Person has any remedy, recourse or right of recovery against, or contribution from Parent, any Investor or any Investor Affiliate, whether through any Investor, Parent or otherwise, whether by or through attempted piercing of the corporate (or limited liability company, partnership or other) veil or other action, by the enforcement of any assessment or by any legal or equitable Legal Proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of any Investor or Parent against any Investor or any Investor Affiliate, or otherwise, under or in respect of this Agreement, the Merger Agreement, the Guaranty and/or any of the other Transaction Documents, and/or the transactions contemplated hereby and/or thereby, except for Parent’s rights against any Investor, the Company’s Specific Performance Rights and the Company’s express third party beneficiary rights pursuant to paragraph 10, in each case, in accordance with, and on the terms, and subject to the conditions, set forth in, this Agreement, and the other Retained Claims that are specifically permitted against the party(ies) with respect to which such claims are Retained Claims. For the avoidance of doubt, neither the Investors nor any Investor Affiliate is a party to, or has any obligations under, the Merger Agreement.

7. Except as expressly set forth in paragraphs 5 and 10, this Agreement is solely for the benefit of Parent and each Investor and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any Person other than Parent and each Investor.

8. Each party hereto acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of each Investor under this Agreement are solely contractual and not fiduciary in nature and (c) the determination of each Investor to enter into this Agreement was independent of each other.

9. Each of Parent, on one hand, and each Investor, on the other hand, severally (and not jointly or jointly and severally), hereby represents and warrants with respect to itself to the other that (a) it is duly organized and validly existing under the laws of its jurisdiction of organization or formation, as applicable, (b) it has all limited partnership, limited liability company, corporate or other organizational power and authority to execute and deliver, and perform its obligations under, this Agreement, (c) the execution and delivery of, and performance of its obligations under, this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership, limited liability company, corporate or other organizational action by it, (d) this Agreement has been duly and validly executed and delivered by it and, assuming due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement, except as limited by any Enforceability Limitations, (e) except for such notices, filings, authorizations approvals or consents with or to a Governmental Authority contemplated by the Merger Agreement to be obtained or made after the date hereof or as would not materially and adversely affect the ability of such Investor or Parent, as applicable, to perform its obligations hereunder, all notices, filings, authorizations, approvals or consents with or to any Governmental Authority necessary for the due execution and delivery of, and performance of its obligations under this Agreement by it have been obtained or made and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution and delivery of, or performance of its obligations under this Agreement and (f) except, in the case of clause (ii), as would not materially and adversely affect the ability of such Investor or Parent, as applicable, to perform its obligations hereunder, the execution and delivery of, and performance of its obligations under, this Agreement by it does not (i) violate its organizational documents, or (ii) violate any applicable law binding on it or its assets. Each Investor hereby severally (and not jointly or jointly and severally) represents and warrants with respect to itself to Parent that it has uncalled capital commitments (or otherwise has available funds or sources of available funds) to fund the amount of its Pro Rata Share of the Commitment when and as required hereunder.

10. This Agreement may not be amended, restated, supplemented or otherwise modified, and no provision hereof may be waived, amended or otherwise modified, except by an instrument in writing signed by each Investor, Parent, and the Company. The Company is an intended and express third-party beneficiary of its rights set forth in the immediately preceding sentence.

11.

(a)

This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, or the negotiation, administration, performance, or enforcement of this Agreement, including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Agreement (collectively, the “Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

(b)

Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any Relevant Matter (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties agrees not to commence any legal proceedings with respect to a Relevant Matter except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any state or federal court within the State of Delaware). By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes in connection with any Relevant Matter and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The Parties hereby waive any right to stay or dismiss any action or proceeding in connection with any Relevant Matter brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

(c)

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELEVANT MATTER.

12. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) upon delivery after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

if to the Investors, to:

c/o Catterton Management Company L.L.C.

599 West Putnam Avenue

Greenwich, CT 06830

Attention:         Marc Magliacano; Rajan Shah; Elizabeth Freechack

Email:               [REDACTED]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:         Joshua Kogan, P.C.; Marshall P. Shaffer, P.C.; Daniel Yip

Email:               joshua.kogan@kirkland.com; marshall.shaffer@kirkland.com;

                          daniel.yip@kirkland.com

if to Parent, to:

c/o Catterton Management Company L.L.C.

599 West Putnam Avenue

Greenwich, CT 06830

Attention:         Marc Magliacano; Rajan Shah; Elizabeth Freechack

Email:               [REDACTED]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:         Joshua Kogan, P.C.; Marshall P. Shaffer, P.C.; Daniel Yip

Email:               joshua.kogan@kirkland.com; marshall.shaffer@kirkland.com;

                          daniel.yip@kirkland.com

From time to time, any party may provide notice to the other Parties of a change in its address, email address or any of the other details specified in or pursuant to this Section 12 through a notice given in accordance with this Section 12, except that notice of any such change will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 12.

13. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

14. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision; provided that this Agreement may not be enforced without giving effect to the limitation of the amount payable hereunder in respect of the Commitment as provided in paragraph 1 or to the provisions of paragraphs 2, 3, 4, 5(a), 5(b), 6 or 7 or this paragraph 14. No party hereto shall assert, and each party hereto shall cause its respective representatives not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable.

15. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

16. For purposes of this Agreement, (a) “Investor Affiliate” means, with respect to any Investor, (i) such Investor’s former, current or future Affiliates, (ii) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officers, members, managers, directors, employees, agents, principals, controlling Persons, management companies, portfolio companies, Affiliates, lenders or prospective lenders, lead arrangers, arrangers, other financing sources or prospective financing sources or other Representatives of such Investor or of any of the other Persons described in sub-clause (i), or (iii) any successor, heir or assignee of such Investor or any the foregoing Persons described in sub-clause (i) or (ii), (b) “Representatives” of any Person means such Person’s Affiliates and its and their respective direct and indirect equity holders, controlling Persons, limited partners, general partners, directors, officers, employees, members, managers, advisors, agents or other representatives and (c) “Retained Claims” means, collectively, claims by (i) the Company against Parent and/or Purchaser under, arising out of, and/or in accordance with the terms of the Merger Agreement, (ii) any party to the Confidentiality Agreement against any other party thereto under, arising out of, and/or in accordance with the terms of the Confidentiality Agreement, (iii) the Company against Parent and/or any of the Investors pursuant to its express Specific Performance Rights under, arising out of, and/or in accordance with the terms of this Agreement, (iv) the Company against Parent and/or any of the Investors pursuant to paragraph 10 with respect to, or to enforce its express third party beneficiary rights therein under, and in accordance with the terms of, this Agreement, and (v) the Company against any Investor under, arising out of, and/or in accordance with, the terms of, the Guaranty (it being understood that, for the avoidance of doubt, for purposes of this definition of “Retained Claims”, claims under, arising out of, and/or in accordance with the terms of a referenced contract shall include (x) claims of any failure to comply with or alleged failure to comply with or breach or alleged breach of any representation, warranty, covenant, agreement or obligation under or related to such contract and (y) claims for an injunction, specific performance and/or other equitable relief to prevent breaches (or threatened breaches) of such contract and to enforce specifically the terms of such contract in each case subject to the limitations set forth therein.

* * * * * * *

If this Agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

L CATTERTON X, L.P.

By:	L Catterton Managing Partner X, L.P.
Its:	General Partner

By:	LC10 Management, LLC
Its:	General Partner

By:	/s/ Marc Magliacano
Name:	Marc Magliacano
Title:	Authorized Signatory

L CATTERTON X OFFSHORE, L.P.

By:	L Catterton Managing Partner X, L.P.
Its:	General Partner

By:	LC10 Management, LLC
Its:	General Partner

By:	/s/ Marc Magliacano
Name:	Marc Magliacano
Title:	Authorized Signatory

[Signature Page to Equity Commitment Letter]

Accepted and agreed as of the date first written above

HEALTHSPAN BUYER, LLC

By:	/s/ Marc Magliacano
Name:	Marc Magliacano
Title:	Authorized Signatory

[Signature Page to Equity Commitment Letter]

SCHEDULE 1

Pro Rata Share

Investor	Pro Rata Share
L Catterton X, L.P.	43.55708%
L Catterton X Offshore, L.P	56.44292%
Total	100%